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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE
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May 11, 2000

              Anker Coal Group Announces First Quarter 2000 Results
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         Morgantown, WV - Anker Coal Group, Inc. (the "Company") today reported adjusted EBITDA of $6.7 million for the quarter ended March 31, 2000, an increase of 26% from adjusted EBITDA of $5.3 million in the same period of 1999. Bruce Sparks, President of the Company, said "the continued improvement in adjusted EBITDA for 2000 is primarily due to the cost savings which the Company has been able to achieve through the use of contract miners at its deep mine operations." He added that "we are proud to report that the implementation of the Company's business plan continues to improve our operating performance."

         The cost per ton of operations and selling expenses was $20.28 per ton in the first quarter of 2000 compared to $19.71 per ton in the same period of 1999. This increase resulted from a decline in the shipments of commission coal in the first quarter of 2000 as compared to the same quarter in 1999. Because there are no costs of operation attributed to commission coal, the decline in the tonnage of commission coal shipped caused the total per ton cost of coal to increase. Adjusting for the tonnage of commission coal shipped in both quarters, the per ton cost of operations and selling expenses for company-produced and brokered coal for the quarter ended March 31, 2000 was $0.42 less than such cost for the quarter ended March 31, 1999, a decrease of 1.7%.

         The Company also reported revenues of $57.8 million for the first quarter of 2000, an increase of 1.4% from revenues of $57.0 million in the same period of 1999. The increase in revenues was primarily attributable to additional revenues generated from the Company's brokered coal operations. These additional revenues were partially offset by lower revenues from the company-produced and commission coal operations.

         Gross profit for the first quarter of 2000 totaled $3.0 million, an increase of $0.8 million, or 36%, from gross profit of $2.2 million in the first quarter of 1999. Net loss declined $0.3 million, or 12%, from a net loss of $2.5 million in the first quarter of 1999 to a net loss of $2.2 million for the same period in 2000. Mr. Sparks noted that "although the Company recorded a net loss in the first quarter, the improvement in gross profit and the decline in net loss continues to provide evidence that the revised business plan and management's commitment to make the changes necessary to remain competitive in a challenging coal industry environment are having a positive impact on the Company's financial performance."

         Adjusted EBITDA represents earnings before interest, taxes, depreciation, depletion, amortization, non-cash stock compensation and non-recurring related expenses, loss on impairment of investment and restructuring charges, life insurance proceeds, financial restructuring charges and extraordinary items. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. Gross profit represents coal sales and related revenue less cost of operations, selling expenses, depreciation, depletion and amortization.

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         This release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those described or implied herein as a result of various factors, many of which are beyond the Company's control.

         Anker Coal Group, Inc. and its subsidiaries produce and sell coal used principally for electric generation and steel production in the eastern United States.

         Contact Bruce Sparks, President, Anker Coal Group, Inc.
at (304) 594-1616.


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